Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ACELYRIN, INC. of our report dated April 29, 2022, except for the presentation of the convertible preferred stock and common stock as described in Note 2 as to which the date is February 10, 2023, relating to the financial statements of ValenzaBio, Inc., appearing in the Current Report on Form 8-K filed by ACELYRIN, INC. on November 13, 2024.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California

November 13, 2024

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